EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share of Dragonfly Energy Holdings Corp., a Delaware corporation, and that this Joint Filing Agreement may be included as an Exhibit to such joint filing.  This Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: October 12, 2022	CHARDAN NEXTECH INVESTMENTS 2 LLC

	By:	/s/ Jonas Grossman
	Name:	Jonas Grossman
	Title:	Managing Member

JONAS GROSSMAN

	By:	/s/ Jonas Grossman